UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 14, 2012

SunTrust Banks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

303 Peachtree Street, N.E., Atlanta, Georgia		30308
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(404) 558-7711

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Co-Investment RSU Grants
On February 14, 2012, the Compensation Committee of the Board of Directors of SunTrust Banks, Inc. made equity awards to certain senior executive officers of the Company, including the named executive officers shown below.

Name	Potential Maximum Number of RSUs
William H. Rogers, Jr.	100,000
Mark A. Chancy	90,000
Thomas E. Freeman	75,000
The grants are in the form of performance-vested restricted stock units, each of which will be settled in one share of SunTrust common stock after vesting. The entire amount of each award will vest only if the Company's achieves a 4-year return on assets target, and the entire award will be forfeited if actual performance does not equal or exceed the performance target. As such, this special one-time award is designed to drive future performance and is in addition to annual long-term incentive awards.

The awards are also subject to additional equity retention requirements.

Each award is subject to standard SunTrust clawback provisions regarding miscalculations of the performance metric, detrimental conduct, or in the event of certain losses. Each award is also contingent upon the performance of certain covenants restricting the participant from soliciting customers or employees, and from disclosing or using confidential information.

The awards will be forfeited upon the participant's termination of employment except in the case of death, disability, or termination of employment in connection with a change in control, in which cases the entire award will vest, and except in the case of a termination of employment as a result of a reduction in force in which the award will vest pro rata. Awards made to retirement eligible participants may continue to vest after retirement if the participant performs additional restrictive covenants including a noncompete.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNTRUST BANKS, INC.
(Registrant)

Date: February 17, 2012	By: /s/ David A. Wisniewski
David A. Wisniewski, Group Vice President
and Associate General Counsel